Exhibit 10.2

WATFORD SPECIALTY INSURANCE CO.,
ARCH UNDERWRITERS INC.,
and,
solely for the limited purposes set forth herein,
HPS INVESTMENT PARTNERS, LLC
_________________________________________
AMENDED AND RESTATED SERVICES AGREEMENT
_________________________________________

-i-

-ii-

Exhibits

Exhibit A:	Underwriting Guidelines

Exhibit B:	Schedule of Services

Exhibit C:	Fee Schedule

Exhibit D:	Operating Guidelines

Exhibit E:	Designated Employees

Exhibit F:	Business Framework

Exhibit G:	Rating Agencies

Exhibit H:	Schedule of Post-Termination Obligations

-iii-

AMENDED AND RESTATED SERVICES AGREEMENT
This AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”) amends, and as so amended restates, effective as of October 1, 2016, the Services Agreement dated as of October 1, 2015, by and among Watford Specialty Insurance Co., a New Jersey domiciled insurance company (the “Company”), Arch Underwriters Inc., a Delaware corporation (“AUI”) and, solely for the limited purposes set forth in Sections 2.08, 9.02(a)(iii), 12.07, and 12.13, HPS Investment Partners, LLC (f/k/a Highbridge Principal Strategies, LLC), a Delaware limited liability company (the “Investment Manager”). The Company and AUI may be referred to herein individually as a “Party” and collectively as the “Parties”.
R E C I T A L S
WHEREAS, the Company, AUI and the Investment Manager entered into that certain Services Agreement on October 1, 2015 (the “Original Agreement”);
WHEREAS, the Company, AUI and the Investment Manager wish to amended and restate the Original Agreement in its entirety as set forth herein;
WHEREAS, the Company has been incorporated and licensed as an insurer in New Jersey and is approved as an excess and surplus lines carrier in other states and jurisdictions;
WHEREAS, the Company desires to retain AUI to provide the services described herein, and AUI wishes to provide such services; and
WHEREAS, the Company and AUI have all requisite authority to enter into this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01    Definitions. The following terms used in this Agreement shall have the following meanings:
“Account(s)” has the meaning set forth in Section 5.01(a)(x).
“Accounting Report” has the meaning set forth in Section 5.01(a).
“Acquisition Expenses” has the meaning set forth in the Fee Schedule.
“ACSI” means Arch Capital Services Inc.
“Administrative Services Agreements” means the Administrative Support Services Agreements between AUI and AIGI and between AUI and ACSI, each as of November 1, 2015, and between AUI and ACSI dated as of July 1, 2016.

“Affiliate” of a specific Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.
“Agreement” means this Amended and Restated Services Agreement, including the Exhibits hereto, as the same may be amended, modified, supplemented or restated from time to time.
“AIGI” means Arch Insurance Group Inc.
“Allocation Protocol” has the meaning set forth in the Business Framework.
“ARC” means Arch Reinsurance Company.
“ARC Quota Share Reinsurance Agreement” means the Variable Quota Share Reinsurance Agreement between the Company and ARC of even date herewith.
“AUI” has the meaning set forth in the preamble.
“AUI Termination Event” has the meaning set forth in Section 9.02(b).
“Bermuda Services Agreement” means the Services Agreement, dated as of March 24, 2014, among Watford Re Ltd., Watford Holdings Ltd., Arch Underwriters Ltd. and, solely for the limited purposes set forth therein, the Investment Manager, as supplemented and amended.
“Board of Directors” means the Board of Directors of the Company.
“Books and Records” has the meaning set forth in Section 6.01.
“Business Framework” has the meaning set forth in Section 2.01(a).
“Business Day” means any day on which banks are open for business in New York, New York.
“CEO” has the meaning set forth in Section 2.06(b).
“Claims Account” has the meaning set forth in Section 2.09(a)(i).
“Claims Third Party” means a third party to whom the Company has delegated the right and/or duty to receive, adjust or otherwise administer individual claims in respect of Program Policies issued by the Company.
“Commissioner” means the Commissioner of the New Jersey Department of Banking and Insurance, or any legal successor to the powers and responsibilities of that office.
“Company” has the meaning set forth in the preamble.
“Company Termination Event” has the meaning set forth in Section 9.02(a).
“Confidential Information” has the meaning set forth in Section 11.01(a).

“Covered Business” means all insurance contracts issued by or on behalf of the Company (including, for the avoidance of doubt, Program Policies and Excepted Business) as such contracts may be amended and/or endorsed other than Non-Covered Business.
“Covered Persons” has the meaning set forth in Section 11.01(b).
“Customer” means an insured or prospective insured or other counterparty or prospective counterparty of Covered Business, or agent, broker or other intermediary acting on any of their behalf.
“Designated Employees” has the meaning set forth in Section 7.11(a).
“Designated Officers” has the meaning set forth in Section 7.11(b).
“Excepted Business” means Covered Business that is not subject to the Business Framework or the Underwriting Guidelines pursuant to Sections 2.02(b), 2.06(b) (other than Non-Covered Business), 7.05(a) and/or 7.05(b).
“Excluded Business” means Excepted Business for which AUI has exercised its option pursuant to Sections 2.02(b), 2.06(b), 7.05(a) and/or 7.05(b) to exclude from calculation of its Profit Commission.
“Fee Schedule” has the meaning set forth in Section 4.01.
“Fees” means the Underwriting Fee, the Profit Commission, the Run-Off Fee, and the other fees payable to AUI as described in the Fee Schedule.
“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Government Authority” means any legislature, executive branch or governmental department, commission, board, agency, court, tribunal or instrumentality having jurisdiction over the Company.
“Indemnifiable Losses” has the meaning set forth in Section 10.01.
“Indemnified Person” has the meaning set forth in Section 10.01.
“Initial Term” has the meaning set forth in Section 9.01.
“Investment Account” has the meaning set forth in the Investment Management Agreement.
“Investment Grade Account” has the meaning set forth in the Investment Management Agreement.
“Investment Management Agreement” means that certain Investment Management Agreement, dated of even date herewith, by and among the Company, the Investment Manager and, solely for the limited purposes set forth therein, AUI, as supplemented and amended.
“Investment Manager” has the meaning set forth in the preamble.
“Minimum Annual Premium” has the meaning set forth in Section 2.06(a).
“Non-Covered Business” has the meaning set forth in Section 2.06(b).

“Operating Account” has the meaning set forth in Section 2.09(b).
“Operating Guidelines” has the meaning set forth in Section 2.04.
“Origination Expenses” means (i) commissions, fees and other expenses directly allocable to the issuance of Covered Business and owed by the Company to third-party agents (including, without limitation, any Underwriting Third Parties), brokers, producers or other intermediaries, and (ii) without duplication of clause (i), any premium taxes and other similar taxes, if any, payable by the Company with respect to Covered Business. For the avoidance of doubt, Origination Expenses do not include Servicing Expenses, any Fees or the one time start up fee paid to AIGI.
“Outward Reinsurance” means facultative reinsurance, quota share reinsurance, excess of loss treaty reinsurance, or other reinsurance or retrocessions ceded by the Company other than the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement.
“Parent” means Watford Holdings Ltd., a Bermuda exempted company with limited liability.
“Party” has the meaning set forth in the preamble.
“Permitted Claims Account Withdrawals” has the meaning set forth in Section 2.09(a)(i).
“Permitted Operating Account Withdrawals” has the meaning set forth in Section 2.09(b)(i).
“Person” means any individual, company, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, Government Authority or other entity.
“PHS” means the Company’s policyholders’ surplus as set forth on the Company’s most recent audited statutory financial statements as of the relevant date.
“Premium” means the premium and all other amounts payable to the Company on Covered Business.
“Profit Commission” has the meaning set forth in  Section 2(b) of the Fee Schedule.
“Program Policies” means policies issued on behalf of the Company by an Underwriting Third Party or by the Company as recommended or directed by an Underwriting Third Party.
“Rating Agencies” means the rating agency or agencies set forth on Exhibit G, as such Exhibit may be amended from time to time by mutual agreement of AUI and the Company.
“Renewal” of any contract means a succeeding contract with the same Customer (or its Affiliates), either identified by the Customer as a “renewal” or covering substantially the same class(es) of business, on substantially the same layer (if not proportional), and on substantially the same terms and conditions.
“Reserved Services” means the services enumerated in clauses (i) – (vi) of Section 7.11(b).
“Run-Off Fee” has the meaning set forth in Section 2(c) of the Fee Schedule.
“Schedule of Services” has the meaning set forth in Section 3.01.

“Schedule of Post-Termination Obligations” has the meaning set forth in Section 9.03(b).
“Services” has the meaning set forth in Section 3.01.
“Servicing Expenses” means the expenses paid or payable pursuant to Section 5 of the Fee Schedule, Run-Off Fees and fees of any Claims Third Party to the extent based on written or earned Premium.
“Shareholders” means the holders of common shares of the Parent.
“Target Percentage” means 15% for 2016, 35% for 2017 and 50% thereafter.
“Term” has the meaning set forth in Section 9.01.
“Third Party Agreement” means an agreement with an Underwriting Third Party and/or a Claims Third Party.
“Underwriting Fee” has the meaning set forth in Section 2(a) of the Fee Schedule.
“Underwriting Guidelines” has the meaning set forth in Section 2.01(a).
“Underwriting Report” has the meaning set forth in Section 5.02.
“Underwriting Third Party” means a third party to whom the Company has delegated the right and/or duty to bind, issue, endorse or otherwise underwrite and/or administer individual policies issued on behalf of the Company, but always provided that such delegation is established by a Third Party Agreement consistent with the Underwriting Guidelines.
“Watford Quota Share Reinsurance Agreement” means the Quota Share Reinsurance Agreement between the Company and Watford Re of even date herewith.
“Watford Re” means Watford Re Ltd.
ARTICLE II
APPOINTMENT & AUTHORITY
Section 2.01    Appointment; Acceptance.
(a)    Subject to the terms and conditions of this Agreement, including the Business Framework attached hereto as Exhibit F (the “Business Framework”) and the Underwriting Guidelines of the Company attached hereto as Exhibit A (as amended from time to time in accordance with Section 2.08, the “Underwriting Guidelines”), the Company hereby appoints AUI to formulate the Company’s overall portfolio of insurance and to exercise full discretion in the management of the Company’s portfolio as set forth herein, including soliciting, negotiating, supervising the underwriting of, administering, and binding contracts providing insurance coverage by the Company and Third Party Agreements, and provide the services and exercise the authorities specified in this Agreement. AUI hereby accepts such appointment by executing this Agreement.
(b)    AUI shall have the authority expressly conferred on it by this Agreement to provide the services described in this Agreement.

Section 2.02    Exclusivity.
(a)    Except as otherwise provided in Section 2.06 of this Agreement, during the term hereof (i) AUI shall be the exclusive third-party provider to the Company of the services described herein during the term of this Agreement, and (ii) except as agreed to in writing by AUI or as otherwise provided in this Agreement, no third-party other than AUI (and other than ACSI, AIGI, and, as provided herein, any Underwriting Third Party and/or any Claim Third Party) shall provide to the Company services in the nature of those specified in this Agreement to be provided by, or exercise on behalf of the Company the authorities conferred on, AUI pursuant to this Agreement.
(b)    If, without AUI’s prior approval, the Company binds any insurance or reinsurance or enters into any agreement that delegates underwriting or claims authority to a third party or changes or cancels any Covered Business, Third Party Agreement or Outward Reinsurance, or takes any other action with respect to such Covered Business, Third Party Agreement or Outward Reinsurance that is contrary to any recommendation of AUI made in accordance with the Underwriting Guidelines and the Business Framework, except as otherwise provided by Section 2.06 or 7.05, then the business resulting from such action shall be Excepted Business and, at AUI’s option exercised within 5 Business Days of the later of the date such business action is taken and the date on which AUI discovers or is notified of such action, such business shall be excluded from the determination of the Profit Commission.
(c)    AUI shall be permitted to provide to its Affiliates and third parties other than the Company services similar to those described in this Agreement; provided, however, that any such provision of services to third parties does not interfere with AUI satisfying its obligations hereunder, including pursuant to the Exhibits hereto.
(d)    If AUI lacks any license or authorization necessary to perform any of the Services in any state or jurisdiction, it shall have no obligation under this Agreement to perform any such Services in such state or jurisdiction until it has obtained such license or authorization.
Section 2.03    [Reserved].
Section 2.04    Operating Guidelines. AUI shall provide the services specified in this Agreement in accordance with and subject to the Operating Guidelines attached as Exhibit D to this Agreement (the “Operating Guidelines”).
Section 2.05    Instructions; Performance Standards.
(a)    Instructions. AUI shall follow such instructions as are reasonably given to it from time to time by the Company regarding the services rendered under this Agreement; provided, that, except as expressly contemplated in Section 7.05, such instructions may not require AUI to act or refrain from acting in any manner not consistent with the Underwriting Guidelines and the Business Framework. The Company shall give all such instructions to AUI in writing and shall specify a reasonable amount of time in which to allow AUI to take appropriate action.
(b)    Performance Standards. AUI agrees to perform under this Agreement in accordance with the standard of care that is reasonably to be expected of a professional insurance underwriter and with the standard of care which is exercised by AUI’s Affiliates with respect to their own insurance and reinsurance business, subject to and taking into account the Underwriting Guidelines, the Business Framework and the Company’s risk tolerances and investment assumptions.

Section 2.06    Minimum Annual Premium.
(a)    AUI shall use commercially reasonable efforts to produce Covered Business for the Company that generates gross written Premium (but net of cessions under the ARC Quota Share Reinsurance Agreement) in each calendar year at least equal to the Target Percentage of the average of the Company’s beginning and year-end book value (the “Minimum Annual Premium”).
(b)    During each calendar year, AUI will make quarterly projections as to whether Minimum Annual Premium will be met for such calendar year and shall advise the Company if a shortfall is projected.  In such event, AUI will reasonably cooperate with the Company to attempt to identify a cure for any projected shortfall, including considering whether insurance business that does not meet the requirements of the Business Framework and/or Underwriting Guidelines should be pursued by AUI; any such business deviating from the Business Framework and/or Underwriting Guidelines shall be Excepted Business and, in addition to other rights available to AUI, any underwriting results shall, at the option of AUI, exercised within 5 Business Days of the date such business is bound, be excluded from the results used to determine AUI’s Profit Commission. Notwithstanding anything to the contrary in this Agreement, if at any time following the second quarter of any calendar year the Company reasonably determines that, based on AUI’s projections, that the Company will not achieve the Minimum Annual Premium for such calendar year, the Company shall have the right, at its option, commencing July 15 of such calendar year, to engage up to two additional third parties to act as agents of the Company (each an “Agent”) to source insurance opportunities for the remainder of such calendar year and for the next calendar year (“Non-Covered Business”); provided, (A) that the Company shall not permit the Agent(s) to solicit, and the Company may not write any Non-Covered Business that was previously analyzed and declined by AUI, and (B) the Agent(s) shall be required to coordinate with AUI on business to be targeted and/or solicited by the Agent(s) to prevent solicitation or assumption of non-permitted business and competition by the Company’s agents on the same risks and to enable the Company’s overall portfolio to stay within appropriate PML constraints. Any Non-Covered Business sourced by the Agent(s) shall be subject to the approval of and shall be bound only by the Company’s Chief Executive Officer (the “CEO”) or his/her designee (but not in any event by any Designated Employee). Non-Covered Business will not be included in the calculation of any Fees.
(c)    If, in a calendar year in which the Company has engaged an Agent as provided in Section 2.06(b), AUI underwrites Covered Business that generates not less than the Minimum Annual Premium, then for each subsequent calendar year following a calendar year in which the Minimum Annual Premium requirement is met, unless otherwise agreed in writing by AUI, the business that can be solicited or underwritten by the Agent(s) on behalf of the Company shall be limited to Renewals of Non-Covered Business in force during the prior calendar year, and the Agent shall not be permitted to solicit, underwrite or bind any new business.
Section 2.07    Limitations of Authority.
(a)    AUI shall have no power or authority other than as granted and set forth herein and no other or greater power shall be implied from the granting or denial of powers specifically mentioned herein.
(b)    In addition to the other limitations expressly contained in this Agreement, AUI has no authority to:

(i)	authorize, bind or amend any Outward Reinsurance on behalf of the Company;

(ii)
incur any liability on behalf of the Company other than liability incurred pursuant to or in connection with Covered Business or Outward Reinsurance in the ordinary course of business and pursuant to the terms and conditions of this Agreement;

(iii)	solicit, transact, quote, underwrite, bind or deliver policies contrary to the terms and conditions of this Agreement, including but not limited to the following:

(A)	types of insurance policies other than as specifically set forth in the Underwriting Guidelines;

(B)	[reserved];

(C)
policies on risks which do not comply with any applicable forms, rules, rates, or filings of the Company or any applicable rating bureaus, or any applicable laws and regulations of the jurisdiction(s) in which the policy applies; and

(D)
policies which cover risks located in jurisdictions other than those allowed per the Underwriting Guidelines and/or jurisdictions where the Company is not authorized to write, or has not filed necessary rates, rules and forms for, such policies, to the extent such authorizations and/or filings are required;

(iv)	issue a guaranty (other than surety and other insurance products), other than as permitted expressly in writing by the Company;

(v)	hold itself out as an agent of the Company in any other manner, or for any other purposes, than as specifically prescribed in this Agreement; or

(vi)
settle or conduct lawsuits or other disputes other than disputes relating to Covered Business, Third Party Agreements or Outward Reinsurance in accordance with Sections 8, 10 and 11 of the Schedule of Services.

(c)    [Reserved]
(d)    If AUI recommends and the Company binds Covered Business which violates this Agreement, including the Underwriting Guidelines and/or the Business Framework, AUI shall promptly make reasonable best efforts to remove the Company as the insurer of any deviating risks or to have the risk assumed from the Company by another insurer or reinsurer.
(e)    AUI shall not waive any conditions or make any changes to the Company’s insurance policies, endorsements, applications, certificates of insurance or Third Party Agreements that would cause such contracts to no longer comply with the Underwriting Guidelines without the Company’s prior written approval.
(f)    [Reserved]
(g)    AUI has no authority to commit the Company to participate in voluntary insurance or reinsurance pools involving joint and several liability of insurers/reinsurers or joint ventures of any nature.
(h)    Except as provided in the Schedule of Services, AUI shall not use or authorize the use of the Company’s name, logo or service mark without the Company’s prior written consent.

Section 2.08    Underwriting Guidelines. The Underwriting Guidelines may only be amended upon the written agreement of AUI, the Company (as approved by the Board of Directors) and the Investment Manager. Notwithstanding the foregoing, the agreement of the Investment Manager shall not be required if at such time the Investment Manager is no longer serving as the investment manager of the Company.
Section 2.09    Collections; Claims Account and Operating Account. AUI agrees to perform the following services with respect to the collection of amounts due to the Company and the maintenance of the Claims Account (as defined below) and the Operating Account (as defined below):
(a)    Claims Account. AUI agrees to perform the following services with respect to the collection of amounts due to the Company and the maintenance of the Claims Account:

(i)
AUI shall diligently seek to collect all Premiums, reinsurance recoverables and other funds due to the Company in connection with Covered Business. Third Party Agreements and any Outward Reinsurance and the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and promptly (but in no event later than 5 Business Days following receipt) deposit such payments into a separate bank account which shall be owned and established by the Company and to which AUI shall have full access and authority to make deposits and withdrawals (the “Claims Account”). All Premiums, reinsurance recoverables and other funds received by AUI on behalf of the Company pursuant to this Agreement shall be held by AUI in a fiduciary capacity for the benefit of the Company prior to being deposited in the Claims Account. AUI shall have the right to withdraw from the Claims Account Underwriting Fees, Servicing Expenses, taxes or other amounts due to AUI upon receipt by the Company of an invoice therefor and all other amounts to be paid by AUI on behalf of the Company pursuant to this Agreement in respect of claim payments under Covered Business, premiums under Outward Reinsurance, the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and any adjustment or return premiums (“Permitted Claims Account Withdrawals”). AUI shall make no deductions from the Claims Account other than Permitted Claims Account Withdrawals unless authorized in writing by the Company.

(ii)
In the event that the Company receives any Premiums, reinsurance recoverables or other funds that AUI is authorized to collect pursuant to this Agreement, the Company shall promptly return such amounts to the broker with the instructions for them to deliver such amounts correctly to AUI (and shall copy AUI on such correspondence).

(iii)
If the amount in the Claims Account is or is expected to be insufficient at any time (as reasonably determined by AUI after consultation with the Company), AUI may direct the Company to, or direct the Company to cause the Investment Manager to, deposit, within 5 Business Days, additional funds in the Claims Account in an amount identified by AUI such that, after making any pending or expected Permitted Claims Account Withdrawals, the available balance in the Claims Account will be sufficient to satisfy all such pending or expected Permitted Claims Account Withdrawals and operate the Company’s business.

(iv)
In the event that there are funds in the Claims Account in excess of those reasonably necessary to satisfy any pending or expected Permitted Claims Account Withdrawals, AUI shall notify the Company, and the Company shall withdraw the amount of such excess and deposit such funds in the Operating Account, the Investment Account and/or the Investment Grade Account.

(b)    Operating Account.

(i)
The Company shall maintain a separate bank account (the “Operating Account”) which shall be owned and established by the Company to satisfy its day‑to‑day operations and operating expenses other than any such obligations or expenses to be satisfied out of the Claims Account pursuant to the terms of this Agreement. The Company may withdraw amounts from the Operating Account from time to time as needed to pay such operating expenses (“Permitted Operating Account Withdrawals”).

(ii)
If the amount in the Operating Account is or is expected to be insufficient at any time (as reasonably determined by AUI after consultation with the Company), AUI may direct the Company to, or direct the Company to cause the Investment Manager to, deposit, within 5 Business Days, additional funds in the Operating Account in an amount identified by AUI such that, after making any pending or expected Permitted Operating Account Withdrawals, the available balance in the Operating Account will be sufficient to satisfy all such pending or expected Permitted Operating Account Withdrawals and operate the Company’s business.

(iii)
In the event that there are funds in the Operating Account in excess of those reasonably necessary to satisfy any pending or expected Permitted Operating Account Withdrawals, AUI shall notify the Company, and the Company shall withdraw the amount of such excess and deposit such funds in the Claims Account, the Investment Account and/or the Investment Grade Account.

(c)    AUI shall not co-mingle funds of the Company with any accounts of AUI. Reports and funds transfers to the Company shall be made in compliance with accounting and records requirements established by the Company.
ARTICLE III
SERVICES
Section 3.01    Services. AUI is authorized to, and hereby agrees to, in accordance with the Underwriting Guidelines and Business Framework, perform the services set forth herein and on the Schedule of Services attached hereto as Exhibit B (collectively, the “Services” and Exhibit B, the “Schedule of Services”) in accordance with the terms hereof.
ARTICLE IV
COMPENSATION & EXPENSES
Section 4.01    Compensation and Expenses. AUI will be entitled to Fees and reimbursement of expenses in accordance with the fee schedule annexed hereto as Exhibit C (the “Fee Schedule”).
ARTICLE V
REPORTING
Section 5.01    Accounting Reports. (a) Within 30 days following the close of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2016, AUI will prepare and forward to the Company a statement of account (the “Accounting Report”), in a form acceptable to both AUI and the Company, setting forth the following items for the quarter under report with respect to Covered Business:
(i)    gross Premiums written and earned;

(ii)    ceded premiums written and earned;
(iii)    net Premiums written and earned;
(iv)    Origination Expenses written and earned;
(v)    any Fees (and adjustments thereto) and expenses pursuant to Section 5 of the Fee Schedule due for such fiscal quarter;
(vi)    any miscellaneous items as may be applicable;
(vii)    paid losses, loss adjustment expenses and reserve movements on a gross basis;
(viii)    balance of amounts due to or from the Company at the end of the quarter including Premiums receivable, funds withheld on behalf of Watford Re or others, losses payable, reinsurance balances payable, Fees due, paid losses, loss adjustment expenses recoverable and cash call advances from Watford Re, ARC or others;
(ix)    balance of loss reserves (case, IBNR, loss adjustment expense) and unearned Premium reserves on a gross and net basis;
(x)    the balance of the Claims Account and of the Operating Account (each an “Account” and together the “Accounts”) as of the end of such fiscal quarter (the reporting obligations set forth in this clause may be satisfied by delivery of a bank statement or statements);
(xi)    the amount of all collateral supporting the Covered Business written through the date of such Accounting Report;
(xii)    any additional information required to be reported as respects the ARC Quota Share Reinsurance Agreement; and
(xiii)    such other items as mutually agreed by the Company and AUI.
(b)    Within 60 days following the close of each fiscal year, AUI will prepare and forward to the Company a compilation of the information set forth in the Accounting Reports for the immediately preceding fiscal year.
Section 5.02    Underwriting Report. Within 30 days following the close of each calendar month, AUI will prepare and forward to the Company a detailed and itemized report (the “Underwriting Report”), in a form mutually agreed by AUI and the Company, setting forth the following:
(a)    a list of all Third Party Agreements bound by the Company hereunder during the previous calendar month;
(b)    a bordereau of all individual Covered Business activity during the calendar month including with respect to each Program Policy or other policy: the policy number, the Named Insured, the effective date and expiration date, the policy limit, the estimated Premium, the commission paid to the broker and/or the Underwriting Third Party and such other specific data or information regarding such contracts as the Company may reasonably request;
(c)    such other items as mutually agreed by the Company and AUI.
Section 5.03    Reserves.
(a)    AUI shall recommend on a quarterly basis (within 30 days of the close of each fiscal quarter or more frequently as circumstances may require) reserves to be maintained by the Company in respect of Covered Business, and the Company shall make the final determination with respect to the final amounts of such reserves. The frequency of reserve reviews and recommendation as to reserves will be based on the same methodology and principles as are used by AUI’s Affiliates. The Company shall promptly deliver to AUI a report reconciling any differences between the reserves recommended by AUI and the final reserves booked by the Company and explaining in reasonable detail for each line of business the justification for any differences.
(b)    Within 30 days after the end of each fiscal quarter (including, for the avoidance of doubt, year-end), AUI shall deliver to the Company, in a form to be agreed upon by AUI and the Company, all information and data in respect of Covered Business reasonably necessary for the Company to populate the underwriting-related schedules that the Company is required to report on annual statutory filings or otherwise required by the Company in connection with its quarterly financial statements.
Section 5.04    Reporting Timeframes after Initial Public Offering. Notwithstanding the foregoing, if the Parent consummates an initial public offering, AUI shall thereafter prepare and deliver to the Company the reports provided for in Sections 5.01, 5.02 and 5.03 within appropriate shorter timeframes to be mutually agreed such that the Company is able to provide information to the market and to investors and analysts in a timely manner after the close of each fiscal quarter and in any case within such timeframes as are usual and customary for public reinsurance companies.
Section 5.05    Holidays. If the last day on which a report may be prepared and forwarded is not a Business Day, then the report may be prepared or forwarded on the next Business Day.
ARTICLE VI
RECORDS
Section 6.01    Maintenance of and Access to Records. The Company shall provide to AUI all documentation relating to the Covered Business, Third Party Agreements, Outward Reinsurance and the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement. AUI will keep full and accurate accounts, ledgers, books and records (including computer generated, recorded or stored records) (i) of all transactions pertaining to the Covered Business, Third Party Agreements, Outward Reinsurance and the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement, including contract forms, sales records, corporate and accounting records, financial records, compliance records, tax records, disclosure and other documents and filings required by law, (ii) of all correspondence (including but not limited to proof of mailing for all notices required by law or regulation) between AUI and any policyholders, agents, Underwriting Third Parties, Claims Third Parties, claimants, insurance departments or other regulatory agencies pertaining to the Covered Business, Third Party Agreements, Outward Reinsurance, the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and (iii) clearly recording the deposits into and withdrawals from each Account ((i), (ii) and (iii) collectively, “Books and Records”); provided, however, that Books and Records will not include any information or documentation in the possession of the Company that is not provided to AUI. The Company and its representatives shall, as they may from time to time reasonably request, have access to and the right to inspect and copy, at AUI’s main offices, during regular business hours, and upon reasonable notice, the copies of the Books and Records retained by AUI and all other documents, records, data and information concerning or relating to the Covered Business, Third Party Agreements, Outward Reinsurance, the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and each Account that are not otherwise included in the Books and Records. AUI and its representatives shall, as they may from time to time reasonably request, have access to and the right to inspect and copy, at the Company’s main offices, during regular business hours, and upon reasonable notice, the copies of the Books and Records in the possession of the Company and all other documents, records, data and information concerning or relating to the Covered Business, Third Party Agreements, Outward Reinsurance, the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and each Account that are not otherwise included in the Books and Records. AUI shall maintain all Books and Records required by this Agreement related to the Covered Business, Third Party Agreements, Outward Reinsurance, the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement until 7 years after the expiration of the applicable contracts and shall maintain all Books and Records related to the Accounts until 7 years after AUI ceases to perform any services for the Company hereunder. AUI shall not destroy any such Books and Records without the Company’s prior written consent. AUI shall permit the Books and Records related to such Covered Business, Third Party Agreements, Outward Reinsurance, the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement and the Accounts to be audited by an auditor appointed by the Company at any time upon reasonable notice from the Company. AUI shall provide the Company with originals or copies of such Books and Records within 30 days of the Company’s request for such Books and Records at the Company’s expense and promptly following the termination or expiration of this Agreement, AUI shall deliver all Books and Records maintained by AUI pursuant to this Article VI as directed by the Company at the time of such expiration or termination of this Agreement; provided, that AUI shall be entitled to make and retain one copy of such Books and Records. AUI shall not disclose any such Books and Records to any third parties without prior written consent of the Company unless required under applicable laws and regulations. This Article VI shall survive any termination of this Agreement.
Section 6.02    Ownership of Records. The Company shall be the owner and entitled to possession of all Books and Records prepared by AUI in connection with the Covered Business, Third Party Agreements, Outward Reinsurance, the ARC Quota Share Reinsurance Agreement the Watford Quota Share Reinsurance Agreement, the Accounts and this Agreement; provided, that AUI shall be entitled to make and retain one copy of such materials.
ARTICLE VII
REPRESENTATIONS & UNDERTAKINGS OF AUI
From the date hereof and throughout the Term hereunder, AUI represents, warrants and covenants as follows:
Section 7.01    Licenses and Authorities.
(a)    Subject to Section 2.02(d), AUI has and shall at all times maintain all licenses and other registrations and authorities required by law or regulation to perform the services required to be performed by AUI hereunder except as would not reasonably be expected to have a material and adverse effect on AUI, its performance of this Agreement or the Company. AUI has complied and will comply with all applicable laws, rules, and regulations except as would not reasonably be expected to have a material and adverse effect on AUI, its performance of this Agreement or the Company.
(b)    AUI represents and warrants that it is, and its officers, employees and agents are and will continue to be during the term of this Agreement and thereafter while providing any continuing services hereunder, authorized, licensed and qualified to perform any act set out in this Agreement, to the extent AUI or such officers, employees or agents are required to be authorized, licensed or qualified under applicable laws and regulations. AUI shall notify the Company promptly if AUI becomes aware that any of AUI’s officers, directors, owners, employees, or agents (i) has made, makes or is required to make a filing with any governmental authority seeking an exemption or consent under 18 U.S.C. § 1033(e)(2); (ii) has been or is convicted of any federal or state felony or any crime involving dishonesty, fraud or breach of trust; (iii) has been or is assessed any administrative penalties or fines involving dishonesty, fraud or breach of trust; or (iv) has had any licenses suspended, revoked or non-renewed.
(c)    AUI shall ensure it has producer, adjuster, business entity and other licenses required in any jurisdiction where AUI produces applications, adjusts claims or undertakes any activity under this Agreement that requires licensing prior to commencing such activity and at the request of the Company, provide copies of such licenses to the Company. AUI shall immediately notify the Company if any such license is suspended, terminated or expires.
Section 7.02    Status. AUI is a duly organized and validly existing Delaware corporation.
Section 7.03    No Breach. This Agreement is a valid and binding obligation of AUI. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and the performance of the services hereunder will not breach or conflict with AUI’s bye-laws or memorandum of association, nor with any agreement, covenant, or understanding (oral or written) to which AUI is bound.
Section 7.04    Authorization. The execution, delivery, and performance of this Agreement by AUI have been duly and properly authorized by it.
Section 7.05    Ratings.
(a)    If at any time a Rating Agency communicates to the Company or AUI that it believes that any action or change with respect to the Company’s underwriting or underwriting strategy relating to Covered Business or Underwriting Guidelines is necessary to the Company maintaining a financial strength rating of at least “A” (or equivalent), the Company and AUI shall work in good faith to take any such actions or make any such changes, subject to the Underwriting Guidelines and Business Framework. If, after working in good faith, the Company and AUI are unable to agree on such actions or changes to make, the Company, subject to the Allocation Protocol, may direct AUI to take any actions or make any changes the Company reasonably determines are necessary to the Company maintaining such Rating Agency financial strength rating of at least “A” (or equivalent); provided, that, if such actions or changes are not consistent with the Underwriting Guidelines and/or Business Framework, any business resulting from such inconsistent action shall be Excepted Business and, in addition to other rights available to AUI, any underwriting results arising from such business will, at AUI’s option, exercised within 5 Business Days of the later of the date such business is bound and the date on which AUI discovers or is notified that such business was bound, be excluded from the determination of the Profit Commission.
(b)    If at any time a Rating Agency (i) places the Company on negative outlook (or equivalent outlook) while the Company has an “A” (or equivalent) financial strength rating or (ii) threatens or advises a downgrade in the Company’s financial strength rating below “A” (or equivalent), and in either case such Rating Agency attributes such action to the Company’s underwriting, underwriting strategy or underwriting results (in each case, relating to Covered Business), or any actions of AUI, AUI shall use commercially reasonable efforts to remedy such circumstances within 12 months to cause the negative outlook or threat of a downgrade to be removed by such Rating Agency, subject to the Underwriting Guidelines and the Business Framework. If, such circumstances cannot be remedied consistent with the Underwriting Guidelines and/or Business Framework, the Company, subject to the Allocation Protocol, may direct AUI to take any actions or make any changes the Company reasonably determines are necessary to remedy such circumstances; provided, that, if such actions or changes are not consistent with the Underwriting Guidelines and/or Business Framework, any business resulting from such inconsistent action shall be Excepted Business and, in addition to other rights available to AUI, any underwriting results arising from such business will, at AUI’s option, exercised within 5 Business Days of the later of the date such business is bound and the date on which AUI discovers or is notified that such business was bound, be excluded from the determination of the Profit Commission.
Section 7.06    Underwriting Strategy. AUI acknowledges that the Board of Directors will undertake a process annually, or more frequently as necessary, to review all relevant facts and determine a business plan for the Company for the applicable succeeding year. In addition, the CEO will regularly assess the Company’s business, including its business plan, underwriting strategy, underwriting, underwriting results and the Underwriting Guidelines. AUI hereby agrees to furnish the Board of Directors and the CEO with the current underwriting strategy and the proposed underwriting strategy for the following year, which strategies shall be in accordance with the Underwriting Guidelines, as well as any other information reasonably requested by the Board of Directors or the CEO. AUI agrees to work in good faith with the Company, the CEO and the Investment Manager to coordinate and align the underwriting strategy and the investment strategy with the Company’s business plan.
Section 7.07    Compliance with Laws. AUI shall be responsible for compliance with all applicable laws and regulations relating to the performance of its obligations under this Agreement, including managing general agency laws and regulations. If the performance of any duty or obligations hereunder constitutes the unauthorized practice of insurance by the Company in an applicable jurisdiction, AUI shall immediately notify the Company and this Agreement shall be immediately suspended in such jurisdiction.
Section 7.08    Notice of Certain Events. AUI shall promptly notify the Company of any lawsuits, regulatory actions, complaints from insurance departments or other regulatory agencies, non-routine complaints from policyholders or claimants, and material notices or requests from state insurance departments or other regulatory bodies received by AUI in connection with the Covered Business or otherwise in connection with the services provided herein.
Section 7.09    Expenses; Disputes. Except as explicitly provided hereunder, AUI shall not charge or commit the Company to any expense, agreement, payment, debt, settlement or obligation. Except as otherwise provided in Sections 8, 10 and 11 of the Schedule of Services, AUI has no authority to litigate, arbitrate or settle any disputes or suits on behalf of the Company unless the Company has given its prior written consent.
Section 7.10    Change of Control. AUI will provide prompt written notice to the Company of any proposed (i) sale, transfer, merger, amalgamation, consolidation or reorganization involving AUI; (ii) the acquisition by any person other than any AUI Affiliate of a more than 50% interest in, or ownership of, AUI; (iii) the sale, transfer or other disposition of assets representing more than 50% of the assets of AUI to a person other than any AUI Affiliate; or (iv) insolvency or bankruptcy filing of AUI.

Section 7.11    Staff; Designated Employees.
(a)    AUI shall maintain and/or contract for the services of such number of competent officers or employees as AUI reasonably determines is necessary to adequately service the Covered Business and otherwise carry out its duties and responsibilities under this Agreement. AUI shall make available to the Company, on a non-exclusive basis, the AUI officers and employees listed on Exhibit E (the “Designated Employees”) to serve as employees of the Company and perform underwriting, claims handling and related services on behalf of the Company. The list of Designated Employees shall be subject to change from time-to-time as determined by AUI with the approval of the Company (by the CEO) not to be unreasonably withheld; provided, however, that any person who leaves the employ of AUI shall automatically cease to be a Designated Employee. Subject to Sections 2.02(b) and 2.07, the Designated Employees shall be responsible for (i) negotiating, underwriting and issuing Covered Business and Third Party Agreements that comply with the Underwriting Guidelines and the Business Framework; (ii) providing indications, quotations and authorizations of terms and conditions for the issuance of Covered Business and Third Party Agreements; (iii) determining Premium rates and other underwriting terms and conditions with respect to the underwriting of Covered Business and Third Party Agreements, (iv) establishing commissions, fees and other expenses to be paid to Underwriting Third Parties, Claims Third Parties, agents, producers, brokers and other intermediaries in connection with the underwriting of the Covered Business and Third Party Agreements; (v) preparing and negotiating any related documents, including the arrangement of collateral facilities, if any, to be put in place, in connection with the underwriting of Covered Business and Third Party Agreements; (vi) negotiating and entering into commutations (whether partial or full), policy buy-backs and novations of Covered Business; and (vii) effecting cancellations of Covered Business and Third Party Agreements in accordance with their terms and applicable law. Subject to the terms of this Agreement, including the indemnification and exculpation provisions of Article X, AUI shall be responsible for actions taken or omitted to be taken by the Designated Employees as described in clauses (i) through (vii) above, other than actions or inactions taken (or omitted to be taken) at the direction of the Company.
(b)    The Board of Directors may appoint certain Designated Employees as officers of the Company (“Designated Officers”). The Designated Officers in their capacities as such shall be authorized to (i) negotiate and bind Outward Reinsurance on behalf of the Company; (ii) negotiate and execute related documentation with respect to Outward Reinsurance, including related broker of record letters and confidentiality agreements; (iii) negotiate and enter into commutations (whether partial or full) and novations of Outward Reinsurance; (iv) effect cancellations of Outward Reinsurance in accordance with their terms and applicable law; (v) investigate, adjust, compromise and authorize payment of claims within payment authority limits established by the Board of Directors (including, without limitation, review, payments, dispute handling, audits of Claims Third Parties); and (vi) initiate legal actions and contest, compromise or authorize settlement of any claims being asserted in a legal proceeding in connection with the Covered Business or Outward Reinsurance within authority limits established by the Board of Directors, provided, it is understood and agreed that Designated Officers shall, when acting in the capacity as officers of the Company, owe duties to the Company separate and apart from their duties as employees of AUI that include a duty to act in the Company’s best interest and in accordance with directives of the Board of Directors and other officers of the Company to whom they are subordinate.
Section 7.12    Underwriting Guidelines, Business Framework and Operating Guidelines . In performing its obligations under this Agreement, AUI shall at all times comply with the Business Framework, Underwriting Guidelines and, to the extent applicable, the Operating Guidelines; provided, however, that the Business Framework and Underwriting Guidelines shall not apply to Excepted Business.

ARTICLE VIII
REPRESENTATIONS & UNDERTAKINGS OF THE COMPANY
From the date hereof and throughout the Term hereunder, the Company represents, warrants and covenants as follows:
Section 8.01    Licenses and Authorities. The Company has and shall at all times maintain all licenses and other registrations and authorities required by law or regulation to conduct its business as contemplated by this Agreement. The Company has complied and will comply with all applicable laws, rules, and regulations.
Section 8.02    Status. The Company is a duly organized, licensed and validly existing New Jersey insurance company.
Section 8.03    No Breach. This Agreement is a valid and binding obligation of the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and the performance of the services hereunder will not breach or conflict with the Company by-laws or memorandum of association, nor with any agreement, covenant, or understanding (oral or written) to which the Company is bound, and will not adversely affect the application for issuance or the validity of any license of the Company.
Section 8.04    Authorization. The execution, delivery, and performance of this Agreement by the Company have been duly and properly authorized by it.
Section 8.05    Use of Name. The Company shall not use or authorize the use of AUI’s name, logo or service mark in any advertising or promotional materials without AUI’s prior written approval.
Section 8.06    [Reserved]
Section 8.07    [Reserved]
Section 8.08    Third Party Administrative Services. The Company may engage one or more third parties to perform on the Company’s behalf any necessary administrative services that are not to be performed by AUI hereunder.
Section 8.09    Leased Employees. The Company shall lease the Designated Employees from AUI and shall take such corporate action as is necessary or advisable to ensure that each Designated Employee is duly authorized to perform the functions set forth in Section 7.11 on behalf of the Company.
Section 8.10    Investment Manager. The Company shall not replace or change the Investment Manager without AUI’s prior written consent, not to be unreasonably withheld or delayed, and shall consult with AUI prior to selecting any other investment manager. The Company shall not agree to amend or waive any provision or term of Section 10 of the Investment Management Agreement without the prior written consent of AUI.
ARTICLE IX
TERM; TERMINATION
Section 9.01    Term. This Agreement is to be effective as of the date first above written (the “Effective Date”). The initial term of this Agreement will expire on December 31, 2020 (such period, the “Initial

Term”); provided, however, that the term of this Agreement will automatically renew for a five-year period following the Initial Term if neither the Company nor AUI gives written notice to the other party that it will not renew at least 24 months prior to the end of the Initial Term. Thereafter, the term will continue to renew for successive five-year periods unless either party gives notice to not renew at least 24 months before the end of the then-current term. Notwithstanding the foregoing, this Agreement shall automatically expire or terminate coincident with the expiration or termination of the Bermuda Services Agreement. The period from the Effective Date until the expiration of the Initial Term together with any successive term(s) or the earlier termination of this Agreement pursuant to the foregoing sentence or Section 9.02 shall be referred to as the “Term.”
Section 9.02    Termination.
(a)    The occurrence of any of the following (each, a “Company Termination Event”) shall constitute a Company Termination Event:

(i)
(A) any public authority cancels or declines to renew AUI’s license or certificate of authority, (B) AUI is prevented from performing its obligations under this Agreement by any regulatory authority or (C) AUI is unable to perform its obligations under this Agreement for any reason, and in each case AUI has not remedied and fully cured such circumstance within 90 Business Days;

(ii)
material non-compliance by AUI with any material law applicable to it in the performance of its obligations hereunder, which non-compliance has a material adverse effect on the Company or AUI’s performance hereunder and has not been cured within 90 Business Days of receipt of written notice from the Company or discovery by AUI;

(iii)
AUI intentionally breaches the Underwriting Guidelines, where such breach could reasonably be expected to have a material adverse effect on the Company and AUI shall have failed to cure such deviation (either by causing an AUI Affiliate to assume the inappropriate risks from the Company or otherwise) within 30 Business Days of the earlier of (x) the date on which AUI management becomes aware of any such deviation, and (y) the date on which AUI receives notice of such deviation from the Company; provided, however, that for avoidance of doubt, it is agreed and understood that no material breach of such Underwriting Guidelines shall be deemed to have occurred (A) if the Company and the Investment Manager have agreed in writing to an amendment to such Underwriting Guidelines such that AUI’s actions under the amended Underwriting Guidelines would not constitute a breach of such guidelines or (B) if such breach is approved by the Company’s CEO in writing prior to binding a deviating contract or (C) if such breach is pursuant to instructions provided by the Company;

(iv)
a downgrade in the Company’s financial strength rating from a Rating Agency below “A-” (or equivalent) which is caused primarily by and attributed by such Rating Agency to underwriting relating to Covered Business; provided, that if such a downgrade in such Rating Agency rating would not be reasonably likely to have an adverse effect on writing business or the Company, then such downgrade shall not be deemed a breach;

(v)
(A) a Rating Agency has placed the Company on negative outlook (or equivalent outlook) while the Company has an “A-” (or equivalent) financial strength rating which is caused primarily by and attributed by such Rating Agency to underwriting relating to Covered Business, and (B) AUI has failed to adequately correct such circumstances within 12 months; provided, that if such negative outlook and failure to correct would not be reasonably likely to have an adverse effect on writing business or the Company, then such negative outlook and failure to correct shall not be deemed a breach;

(vi)
failure by AUI (or the Designated Employees as the case may be) to use substantially the same standard of care and process in underwriting business (other than Excepted Business) and handling claims on behalf of the Company as AUI’s insurance and reinsurance company Affiliates use in respect of their retained insurance and reinsurance business, as applicable, taking into account the Underwriting Guidelines, the Business Framework, the Company’s risk tolerances and investment assumptions, and any directions of the Company, which failure has not been cured within 90 Business Days of receipt of written notice from the Company; or

(vii)
a change of control of AUI that results in a breach of AUI’s obligations pursuant to this Agreement, which breach has not been cured within 90 Business Days of receipt of written notice from the Company.

(b)    The occurrence of any of the following shall constitute an AUI termination event (each, a “AUI Termination Event”):

(i)
the determination by AUI that the termination of this Agreement is necessary or advisable to comply with any current or future laws, rules, regulations or legal requirements applicable to AUI or its affiliates;

(ii)	insolvency or bankruptcy of the Company or Parent;

(iii)
material non-compliance by the Company with any material law or regulation applicable to the Company (other than any non-compliance resulting from AUI’s action or failure to act in accordance with the terms of this Agreement), which non-compliance has a material adverse effect on the Company and has not been cured within 90 Business Days of receipt of written notice from AUI or discovery by the Company;

(iv)
non-payment of a material amount due to AUI or failure to deposit funds or cause the deposit of funds in the Claims Account as required under Section 2.09(a)(iii), which failure has not been cured within 90 Business Days of receipt of written notice from AUI;

(v)
any material failure of the Company or any Designated Employee acting (or failing to act) upon instruction from the Company to comply with Section 2.02(b) and the Company shall not have cured such failure within 90 Business Days of the earlier of (x) the date on which Company management becomes aware of it and (y) the date on which the Company receives notice of such failure from AUI; or

(vi)	[Reserved].
(c)    Upon the occurrence of a Company Termination Event, the Company may, at its option, terminate this Agreement by delivering to AUI a written notice of termination indicating the Company Termination Event causing such termination and the effective date of such termination.
(d)    Upon the occurrence of a AUI Termination Event, AUI may, at its option, terminate this Agreement by delivering to the Company a written notice of termination indicating the effective date of such termination (and, unless AUI is terminating this Agreement pursuant to Section 9.02(b)(i) or (iv), such effective date shall take into consideration such reasonable transition period as may be requested by the Company).
Section 9.03    Effect of Termination. The rights and obligations of the Parties following the expiration of the Term of this Agreement or following a termination pursuant to Section 9.02 are as set forth on Exhibit H hereto (the “Schedule of Post-Termination Obligations”)
ARTICLE X
INDEMNIFICATION & EXCULPATION
Section 10.01    Indemnification by the Company. To the fullest extent permitted by applicable law, the Company will indemnify and hold harmless AUI and its members, managers, officers, partners, Affiliates and employees (each, an “Indemnified Person”) from and against any losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification and the cost of pursuing any insurance providers (collectively, “Indemnifiable Losses”) suffered or sustained by an Indemnified Person by reason of the fact that he, she or it was an Indemnified Person, including, without limitation, any judgment, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding; provided, that the Company shall not be liable to any Indemnified Person to the extent such Indemnifiable Losses resulted from an action or inaction, or mistake of judgment, taken by an Indemnified Person that constituted fraud, gross negligence or intentional misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction. The Company will advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the investigation and/or defense of any such action or proceeding. If for any reason (other than such Indemnified Person’s fraud, gross negligence or intentional misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction) the indemnification described in this paragraph is unavailable to any Indemnified Person in connection to an Indemnifiable Loss, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Indemnified Person, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations
Section 10.02    No Guarantees; Exculpation. All business underwritten for the Company’s account will be the Company’s risk. The Company will bear all of the risk with regard to all of the lines of business written or facilitated by AUI and/or its delegates on behalf of the Company. AUI has not made and does not make any representation, warranty or guarantee whatsoever as to the success or profitability of any line of business or AUI’s underwriting methods and strategies, and the Company has not relied on any representation, warranty or guarantee from AUI or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives, and has not entered into this Agreement in consideration of or in reliance upon any such representation, warranty or guarantee from AUI or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives. No Indemnified Person will be liable to the Company for any Indemnifiable Losses suffered by the Company in connection with any matters to which this Agreement relates, including, but not limited to, underwriting losses, except those Indemnifiable Losses resulting from (x) such Indemnified Person’s gross negligence or intentional misconduct, or (y) material intentional breaches of the Underwriting Guidelines by AUI, which breaches are not cured within 90 days of the earlier of (A) the date on which AUI becomes aware of such breach, and (B) the date on which AUI receives a notice of such breach from the Company; provided, however, that for avoidance of doubt, it is agreed and understood that no breach of the Underwriting Guidelines shall be deemed to have occurred where (A) the Company and the Investment Manager have agreed in writing to an amendment to such Underwriting Guidelines such that AUI’s actions under the amended Underwriting Guidelines would not constitute a breach of such guidelines or (B) if the alleged breach was approved by the CEO in writing or (C) if such breach is pursuant to instructions provided by the Company. An Indemnified Person may consult with reputable legal counsel, accountants, consultants or other advisors in respect of any matters to which this Agreement relates, and shall not be liable to the Company for any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel, accountants, consultants or other advisors; provided, that such counsel, accountants, consultants and other advisors shall have been selected and monitored with reasonable care.
ARTICLE XI
CONFIDENTIALITY
Section 11.01    Confidentiality.
(a)    Each Party hereby acknowledges that, as a result of the performance of this Agreement, it has and will acquire non-public information with respect to the other Party and its affairs, including: (i) information relating to the business, finances, underwriting strategy, underwriting results, methods of operation, business plans, marketing strategies and other information relating to AUI and its Affiliates and/or the Company and its Affiliates and (ii) other trade secrets and proprietary information of AUI and its Affiliates and/or the Company and its Affiliates ((i) and (ii) hereinafter collectively referred to as “Confidential Information”).
(b)    During the term of this Agreement, and at all times thereafter, each Party shall, and shall cause each of its or its Affiliate’s directors, officers, employees and agents (such Persons, collectively “Covered Persons”) to, keep confidential (to the extent required hereby) all Confidential Information of the other Party that any of them may obtain and not to use such Confidential Information for any purpose other than in the course of the performance of this Agreement.
(c)    The foregoing restrictions shall not apply with respect to any Confidential Information (i) previously known to either Party through a source, to such Party’s knowledge, not bound by any obligation to keep such Confidential Information confidential, (ii) lawfully obtained by either Party from a source other than the other Party, which source, to such Party’s knowledge, is not bound by any obligation to keep such Confidential Information confidential, (iii) the disclosure of which by a Covered Person is necessary to carry out the purposes of this Agreement (which, for avoidance of doubt, may include disclosure by Covered Persons of Confidential Information to prospective clients and reinsurers for the purpose of generating business), provided, however, that such disclosure referred to in this clause (iii) shall be limited to the extent reasonably necessary to protect the rights of the other Party with respect to its Confidential Information, and that as a condition to disclosing any Confidential Information to any person who is not bound by a duty of confidentiality to such other Party, such person shall be informed of the confidentiality obligations hereunder, or (iv) independently developed by either Party without reference to the Confidential Information.
(d)    A Party may disclose any Confidential Information if and as required as a result of any governmental investigation, court order, subpoena, deposition, interrogatory, request for documents, civil investigative demand, or similar legal duress, and to the extent reasonably necessary for such Party or any of its Affiliates to comply with applicable securities laws and regulations and stock exchange requirements and the applicable regulations of other regulatory agencies having jurisdiction over such Party or any of its

Affiliates; provided, however, that the disclosing Party, to the extent practicable, shall first (i) notify the other Party in writing of such contemplated disclosure, (ii) consult with the other Party on the advisability of taking steps to resist or narrow the scope of such disclosure, and (iii) if disclosure is required or deemed advisable, assist the other Party at such other Party’s expense in any attempt that such Party may take to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.
(e)    Notwithstanding anything provided in this Section 11.01, Confidential Information of the Company may be disclosed with the prior written consent of the Board of Directors.
ARTICLE XII
MISCELLANEOUS
Section 12.01    Relationship of the Parties. Nothing contained herein shall create an employer/employee relationship between the Company and AUI. Except as expressly granted by the other Party in writing, neither Party shall have any authority, express or implied, to act as an agent of the other Party or its subsidiaries or Affiliates under this Agreement. It is not the intent of the Parties hereto to create, nor should this Agreement be construed to create, a partnership, joint venture or employment relationship among or between the Parties (including their respective officers, employees, agents or representatives).
Section 12.02    Entire Agreement; Integration of Rights. This Agreement, together with the Investment Management Agreement and the other documents and agreements executed by the Parties on the Effective Date, contain the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings (except for the Investment Management Agreement) among the Parties relating to the subject matter hereof, and each Party hereto agrees that each and every such prior agreement and is terminated and replaced in its entirety by the rights created by this Agreement, the Investment Management Agreement and the other documents and agreements executed by the Parties on the Effective Date.
Section 12.03    Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except with the prior written consent of the other Party, neither Party may pledge, assign, transfer, either in whole or in part, its rights and obligations under this Agreement. For the avoidance of doubt, notwithstanding the foregoing, AUI may subcontract and/or delegate its obligations under this Agreement to its Affiliates or non-Affiliates, including, without limitation, to AIGI and ACSI under the Administrative Services Agreements and to Claims Third Parties and Underwriting Third Parties; provided, however, that the Administrative Services Agreement between AUI and AIGI shall be subject to prior written approval by the Company, and the implementation of any amendment or supplement thereto which has or may have a material adverse effect upon the services to be rendered to, or costs to be incurred by, the Company also shall be subject to prior written approval of the Company, not to be unreasonably withheld or delayed.
Section 12.04    Rights in the Event of Receivership.
(a)    In the event that the Company is placed in receivership or control of the Company is seized by the Commissioner pursuant to N.J.S.A. 17:30C-1 et seq., (i) all of the rights of the Company under this Agreement shall extend to the receiver or Commissioner, and (ii) all books and records of the Company shall immediately be made available to the receiver or the Commissioner, and shall be turned over to the receiver or Commissioner immediately upon the receiver's or the Commissioner's request. AUI shall have the right to make and maintain copies, at its own expense, of any books or records made available, or turned over, to the receiver or Commissioner in accordance with this Section 12.04.
(b)    For the avoidance of doubt, the fact that the Company has been placed in receivership or control of the Company has been seized by the Commissioner pursuant to N.J.S.A. 17:30C-1 et seq. shall not serve as an independent basis for AUI to terminate this Agreement.
(c)    AUI shall continue to maintain any systems, programs, or other infrastructure reasonably required to provide the Services in accordance with this Agreement notwithstanding a seizure of the Company by the Commissioner pursuant to N.J.S.A. 17:30C-1 et seq., and AUI shall make such systems, programs, or other infrastructure available to the receiver, in accordance with this Agreement, for so long as AUI continues to receive timely payment for Services rendered.
Section 12.05    Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies, any other Party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
Section 12.06    Notices. Any notice, direction, instruction, acknowledgment or other communication required or contemplated by this Agreement will be in writing and addressed to the parties as follows:
If to the Company:
Watford Specialty Insurance Co.
445 South Street, Suite 230
Morristown, New Jersey 07960
Attention: Chief Executive Officer
Telephone No.: (973) 753-1331
with a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Gary D. Boss
Telecopier No.:  (212) 878-8375
Telephone No.:  (212) 878-8063

If to AUI:
Arch Underwriters Inc.
445 South Street, Suite 220
P.O. Box 1988
Morristown, NJ 07962-1988
Attn:  Chief Executive Officer
(973) 898-9575
with a copy (which shall not constitute notice) to:
Cahill Gordon & Reindel, LLP
80 Pine Street
New York, New York 10005
Attention: John Schuster
Telecopier No.:  (212) 269-5420
Telephone No.:  (212) 701-3323
If to the Investment Manager:
HPS Investment Partners, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019
Attention: Kathy Choi
Telecopier No.:  (212) 520-3848
Telephone No.:  (212) 287-5548
Section 12.07    Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, AUI, each Indemnified Person, and their respective successors and permitted assigns. Any person that is not a signatory to this Agreement, but is nevertheless conferred any rights or benefits hereunder, e.g., members, managers, officers, directors, partners, Affiliates and employees of AUI or the Company and others who are entitled to indemnification hereunder, will be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person’s express written consent.
Section 12.08    Amendment and Waiver. No assignment, amendment, modification, or termination of this Agreement shall be effective unless such assignment, amendment, modification, or termination is (i) filed with the New Jersey Department of Banking and Insurance (“NJDOBI”) at least 30 days prior to the proposed effective date, (ii) not disapproved by the NJDOBI, (iii) made in writing, and (iv) signed by the Parties hereto. Notwithstanding the foregoing, the Underwriting Guidelines may be changed, modified or amended in accordance with Section 2.08.
Section 12.09    Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to its conflict of laws principles.
Section 12.10    Arbitration. Any dispute or claim arising out of or relating to this Agreement, including its formation and validity, shall be referred to arbitration. Arbitration shall be initiated by the delivery, by mail, facsimile, email or other reliable means, of a written demand for arbitration by one party to the other. The arbitration shall be held in New York, New York or such other place as the parties may mutually agree.

Arbitration shall be conducted before a three-person Arbitration Panel selected by mutual agreement of the Parties or, failing such agreement, pursuant to the ARIAS•U.S. Umpire Selection Procedure. If any dispute involves AUI and both the Company and Watford Re (and/or Parent), the latter entities shall be considered to be one Party. The arbitrators and Umpire shall be either present or former executive officers of insurance or reinsurance companies or arbitrators certified by ARIAS•U.S. The arbitrators and Umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration. The arbitrators and Umpire shall not be obligated to follow the strict rules of evidence. The decision of a majority of the Arbitration Panel shall be final and binding to the fullest extent permitted by law. The Arbitration Panel shall render its award in writing. Judgment upon the award may be entered in any court having jurisdiction. Unless the Arbitration Panel orders otherwise, each party shall pay an equal share of the fees and expenses of the arbitrators and of the other expenses of the arbitration.
Section 12.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
Section 12.12    Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
Section 12.13    Headings. The headings contained in this Agreement are intended solely for convenience and will not affect the rights of the parties to this Agreement.
Section 12.14    Survival. The provisions of Sections 2.09 (but only to the extent required by Exhibit H) and 9.03 hereof, Articles VI, X, XI and XII hereof and Exhibits C and H hereto will survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 28th day of February, 2017.

WATFORD SPECIALTY INSURANCE CO.

By:	/s/ Alexandre Scherer
Name: Alexandre Scherer
Title: President & CEO

ARCH UNDERWRITERS INC.

By:	/s/ Jerome Halgan
Name: Jerome Halgan
Title: President & CEO

Solely for the limited purposes set forth in Sections 2.08, 9.02(a)(iii), 12.07, and 12.13:

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administrative Officer

EXHIBIT A
Underwriting Guidelines
1. PML Guidelines:

(a)
Probable maximum loss (“PML”) arising from natural catastrophes will be modeled for each peak peril and peak zone in the Company’s portfolio consistent with the modeling approach then used by AUI Affiliates in their reinsurance business. The modeled PML, net of all reinsurances, for a 1-in-250 year event for each peak peril and peak zone will not exceed 10% of the Company’s PHS.

All lines of business with natural catastrophe exposure will be included in the projected portfolio PML, including property, marine, aviation, personal accident, and worker’s compensation catastrophe covers. Any Non-Covered Business and/or Excepted Business shall be excluded.

(b)	The peak zones/perils for the portfolio are expected to include:

•	Florida/Hurricane, U.S. Gulf/Hurricane, Northeast /Hurricane,

•	Los Angeles/Earthquake, San Francisco /Earthquake, New Madrid fault/ Earthquake

(c)
Modeled PML, net of all reinsurances, arising from any Man Made Realistic Disaster Scenario (“RDS”) will not exceed, net of all reinsurances, 10% of the Company’s PHS. RDS defines industry insured losses arising from specified events, and it is commonly used in the industry to monitor peak exposures primarily at Lloyd’s. For each line of business, the RDS used to monitor the Company’s portfolio will be the same as the RDS used by AUI Affiliates to monitor their reinsurance portfolios.

(d)
Consistent with the approach then used by AUI Affiliates in their reinsurance business, the largest known aggregate limit exposed per Original Named Insured will be monitored for each line of business in the Company’s portfolio with a soft limit of 5% of the Company’s PHS, net of all reinsurances.

2.    Lines of Business To Be Written
All individual statutory lines of business permitted by the Company’s license authority.
3.     Third Party Agreements
All Third Party Agreements shall comply with these Underwriting Guidelines.
4.    Type of Coverage
The Company will write insurance business
5.    Outward Reinsurance

A-1

AUI may make recommendations and identify opportunities for policy-specific or program-specific Outward Reinsurance. Only Designated Officers may negotiate and bind any Outward Reinsurance on behalf of the Company. Outward Reinsurance up to an amount of $20,000,000 limit any one risk and/or any one occurrence and up to 25% of such policy’s or program’s estimated gross Premium are authorized by these Underwriting Guidelines and may be bound by any Designated Officer. AUI may make recommendations for other Outward Reinsurance, but any program-specific Outward Reinsurance with estimated annual ceded premium in excess of such amount and any whole account Outward Reinsurance are considered to be outside the Underwriting Guidelines and may be placed only with the approval of the CEO.
6.    Non-Covered and Excepted Business
These Underwriting Guidelines shall not apply to Non-Covered Business and/or Excepted Business.

A-2

EXHIBIT B
Schedule of Services
Section 1.    Services. Subject to the Underwriting Guidelines and the Business Framework (except in connection with Excepted Business) and the limitations of authority provided in Section 2.07 of this Agreement, AUI is authorized to, and hereby agrees to, perform the following services on behalf of the Company:

(a)	Formulate the Company’s overall portfolio of Covered Business in conformance with the Underwriting Guidelines and Business Framework (except in connection with Excepted Business);

(b)	Solicit, negotiate and bind Covered Business and Third Party Agreements that comply with the Underwriting Guidelines and the Business Framework (except in connection with Excepted Business);

(c)	Supervise the Designated Employees, except as respects the Reserved Services;

(d)	Maintain on behalf of the Company at least one copy of the operative documentation with respect to any Covered Business underwritten hereunder to the extent provided to it by the Company;

(e)
Retain service providers in the ordinary course and establish fees to be paid to such service providers by or for the account of the Company in connection with services as may be needed from time to time with respect to the Covered Business, Third Party Agreements Outward Reinsurance and the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement;

(f)	Administer Covered Business, Third Party Agreements, Outward Reinsurance and the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement;

(g)
Undertake such other usual and customary activities and services as may be necessary or advisable in connection with the foregoing, including without limitation those provided in clauses (i) through (vii) of Section 7.11(a) of the Agreement;

(h)	Employee benefit plan and human resources services;

(i)	Payroll-related administrative support services;

(j)	Assistance with the preparation of federal, state and local tax returns;

(k)
Accounting (including, without limitation, financial reporting including quarterly and annual statements and statutory audits, Premium invoice/collection, individual bordereau for collections/reconciliation, data entry, accounting/financial audits);

(l)	Corporate compliance (including enterprise risk management and Sarbanes-Oxley controls);

(m)	Financial examination coordination;

(n)	Policy and underwriting legal services;

(o)	Policy forms – drafting, review and development;

(p)	Policy issuance;

(q)	Regulatory compliance;

(r)	Investment oversight;

(s)	Statistical reporting;

(t)	Underwriting compliance (including, without limitation, systems review, cash handling, audits of Underwriting Third Parties); and

(u)
Assist the Company to formulate, implement and maintain a business continuity and disaster response preparation plan to address reasonably foreseeable risks to the continuity of the Company’s business in the event of a catastrophic event.

Section 2.    Actuarial and Other Services. AUI agrees to provide actuarial support and other services to the Company with respect to the Covered Business, including the following:

(a)	preparation of pricing indications and projections of profitability on Covered Business;

(b)	compiling aggregate limit and probable maximum loss data;

(c)	analyzing historical loss information and estimating loss reserves, as applicable;

(d)	booking of event specific paid loss and reserves;

(e)	booking of IBNR;

(f)	preparation of quarterly claims and financial reports with contract level information;

(g)	preparation of quarterly report explaining financial results for the quarter;

(h)	preparation of quarterly exposure aggregation accumulation report;

(i)	assist the Company in the formulation of the Company’s business plan, to be revised at least annually;

(j)	assist the Company in identifying the level of risk being assumed for Covered Business; and

(k)
update the Company at least quarterly as to the level of Premium earned or expected to be earned for the current fiscal year. If notified by the Company that the level of Premium income earned or expected to be earned by the Company is falling short of the objectives set forth in the business plan (i.e., the objective metrics to be agreed), AUI will offer such advice as is reasonably requested by the Company to permit the Company to examine (i) the current state of the property and casualty insurance market, (ii) the Company’s existing and potential lines of business and (iii) the Company’s current objectives. In such event, the Company and AUI will work together in good faith with a view towards determining the extent to which the Premium earned by the Company can be increased by adding contracts which are within the Underwriting Guidelines and Business Framework, and are profitable on a modeled expected basis, or the taking of other actions, such as returning capital to Shareholders, without risking the Company’s then-current Rating Agency ratings.
Section 3.    ARC Quota Share Reinsurance Agreement and Watford Quota Share Reinsurance Agreement. AUI shall be responsible for record-keeping, accounting, reporting and other administrative services in respect of the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement.
Section 4.    Outward Reinsurance. AUI shall be responsible for record-keeping, accounting, reporting and other administrative services in respect of Outward Reinsurance.
Section 5.    Cooperation with Company Auditors, etc. AUI shall cooperate as reasonably necessary with the Company and the Company’s independent auditors in the annual and quarterly financial statement audits of the Parent and of the Company prepared in accordance with GAAP and in the audit of statutory financial statements of the Company as required by Bermuda law.
Section 6.    Advertising and Promotion. AUI shall have the authority to use the Company’s name, logo or service mark in advertising or promotional material, including electronic material(s), and to prepare, print, publish and mail descriptive brochures and other promotional material related to the possible issuance by the Company of Covered Business.
Section 7.    Origination Expenses. AUI shall pay when due, from funds in the Claims Account, all applicable Origination Expenses.
Section 8.    Claims. The Company’s insureds and any Underwriting Third Parties shall be directed to send all notices of claims under Covered Business underwritten hereunder to the Company and/or any Claims Third Party as may be applicable. The Designated Officers or other duly authorized officers of the Company and/or any Claims Third Party as may be applicable shall review such notices and determine on behalf of the Company whether to pay, deny or settle all claims under the Covered Business underwritten hereunder and control the investigation, adjustment, negotiation, settlement or defense of any claims in connection with such Covered Business and prepare, submit and handle any claims in respect of Outward Reinsurance, the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement to reinsurers of the Company. The Designated Employees may advise and assist any Designated Officer or other duly authorized officer of the Company in any such investigation, adjustment, negotiation, settlement or defense of such claims provided that any such Designated Employee (other than a Designated Officer) shall not make any determination to contest, compromise or authorize payment of any claim; provided further, that the Designated Employees (including Designated Officers) shall conduct any such investigation, adjustment, negotiation, settlement or defense of any claims in the same manner as if they were performing such services with respect to business of AUI’s Affiliates; provided further, that the payment or settlement of any claim in excess of $1 million shall be subject to the prior approval of the CEO of the Company, such approval not to be unreasonably withheld or delayed.

Section 9.    Regulatory Inquiries and Customer Complaints. Upon the Company’s request, AUI shall advise and assist the Company with any inquiry, request or complaint from an insurance department, other regulatory agency, policyholder or claimant relating to Covered Business, Outward Reinsurance, the ARC Quota Share Reinsurance Agreement or the Watford Quota Share Reinsurance Agreement. A copy of both the original inquiry and the Company’s response shall be promptly provided to the AUI.
Section 10.    Salvage and Subrogation. AUI shall exercise all the rights of the Company to pursue and control salvage and subrogation recoveries in connection with Covered Business using outside attorneys, experts, advisers, consultants, witnesses and investigators determined by AUI as necessary; provided, that AUI shall pursue any such recoveries in the same manner as if it were pursuing such recoveries with respect to business of its Affiliates. When so requested in writing by AUI, the Company shall, at the expense of the Company, join in any pursuit of salvage and subrogation recoveries in connection with Covered Business.
Section 11.    Litigation and Arbitration. AUI shall promptly notify the Company of the initiation of any suit, arbitration proceeding or other legal proceeding against the Company or AUI served on AUI, or of any written or significant oral threat to initiate any suit, arbitration proceeding or other legal proceeding against the Company or AUI received by AUI. AUI shall promptly supply the Company with a description of the nature of such claim, suit, arbitration proceeding or other legal proceeding. AUI shall manage the investigation, negotiation, settlement or defense of any legal proceedings in connection with Covered Business or Outward Reinsurance, provided, that only a Designated Officer or other officer of the Company may make any decision to initiate any legal proceeding or contest, compromise or authorize payment with respect to any claim being asserted in such legal proceeding or otherwise to discontinue or terminate such proceeding. Both the selection and compensation of attorneys to represent the Company in any legal proceeding shall be approved in writing by the Company such approval not to be unreasonably withheld. The Company shall have the right after consultation with AUI to terminate the employment of any attorney, which in the Company’s reasonable opinion, has not performed in a satisfactory manner.
Section 12.    Notices Received by the Company. In the event the Company receives any notice, inquiry, complaint or claim or any written or significant oral threat to initiate legal proceedings relating to Covered Business, Third Party Agreements or Outward Reinsurance, the Company shall promptly (i) notify AUI, (ii) forward to AUI any such notices of or other correspondence relating to inquiries, complaints, claims or legal proceedings against the Company that it receives other than from AUI and (iii) inform the sending party (with a copy to AUI) to direct further notices and correspondence to AUI.

EXHIBIT C
Fee Schedule
Section 1.    Definitions. Capitalized terms not defined in this Fee Schedule shall have the meanings provided in the Agreement to which this Fee Schedule is attached. The following definitions will apply for purposes of determining AUI’s fees hereunder:
“Acquisition Expenses” for any period, means as respects Covered Business the Retained Percentage of (A plus B plus C minus D, where A = Underwriting Fees, B = Origination Expenses net of the amount ceded to the ARC Quota Share Reinsurance, and C = Servicing Expenses, and D = ceding commissions earned on Outward Reinsurance net of amounts credited to the ARC Quota Share Reinsurance Agreement).
“Adjusted Combined Ratio” for each Underwriting Year means the Combined Ratio for such Underwriting Year minus the UW Investment Ratio for such Underwriting Year.
“All Ceded Reinsurance” means the ARC Quota Share Reinsurance Agreement, the Watford Quota Share Reinsurance Agreement and Outward Reinsurance
“Annual Premium” means for any Underwriting Year as respects any calendar period Double Net Earned Premium during such calendar period in respect of Covered Business written during such Underwriting Period or, at AUI’s option as respects any underwriting transaction that does not generate earned Premium or for which earned Premium over a period of twelve months is not a reasonable proxy for cash collected (such as, without limitation, a loss portfolio transfer or an adverse development cover), cash collected on such transaction net of cash ceded under All Ceded Reinsurance.
“Anticipated Duration Treasury Note Rate” means for any month-end in respect of any Underwriting Year, the Treasury note rate for the duration which corresponds to the average weighted duration of the Covered Business written in the previous Underwriting Year as estimated by AUI; in the event that there is no published Treasury note rate for such duration, the rate shall be determined by linear interpolation of the published rates for the next shortest and longest durations for which published rates are available.
“Applicable Percentage” means for each Underwriting Year (A-B)/A, where: A = Gross Earned Premium less earned premium ceded under Outward Reinsurance, and B = earned premium ceded under the ARC Quota Share Reinsurance Agreement. The Applicable Percentage at any given time shall be estimated on the basis of the information available at such time and shall be revised as more information becomes available (on a quarterly basis) with appropriate adjustments to be made to any prior payments made based on prior estimates.
“Calculation Date” means close of business on December 31 of the relevant calendar year to which the calculation pertains.
“Combined Ratio” for each Underwriting Year means (i) the sum of Incurred Loss and Incurred Acquisition Expenses for such Underwriting Year from the beginning of such Underwriting Year through the Calculation Date divided by (ii) Double Net Earned Premium for such Underwriting Year from the beginning of such Underwriting Year through the Calculation Date.

“Cumulative UW Float” means for any Underwriting Year as respects any calendar year the sum of the UW Float for each period for which Profit Commission, if any, has been determined from the beginning of such Underwriting Year through the Calculation Date.
“Cumulative UW Investment Income” means, for any Underwriting Year the sum of UW Investment Income for such Underwriting Year for each calendar year during the period from the beginning of such Underwriting Year through the Calculation Date; provided, however, that Cumulative UW Investment Income shall never be less than zero.
“Dollars” means United States Dollars.
“Double Net Earned Premium” for any Underwriting Year means Net Earned Premium net of earned premium ceded under Outward Reinsurance.
“Extra Contractual Obligations” means any liability arising out of or in connection with Covered Business (whether in relation to claims handling or otherwise) imposed on the Company, including, without limitation, any settlement, judgment or award against the Company, for any amount that is not within the terms or conditions of the contract (including in excess of policy limits) in favor of an underlying cedent, an underlying cedent’s insured or any other claimant.
“Gross Earned Premium” for any Underwriting Year means gross Premium earned on Covered Business written during such Underwriting Year by the Company.
“Incurred Acquisition Expense” for each Underwriting Year, means all Acquisition Expenses allocated to such Underwriting Year.
“Incurred Loss” means, for each Underwriting Year, all paid and outstanding Loss incurred by the Company plus IBNR in respect of Covered Business written during such Underwriting Year, in each case net of All Ceded Reinsurance.
“Loss” means all loss, Loss Adjustment Expense and Extra-Contractual Obligations.
“Loss Adjustment Expense” means allocated and unallocated loss adjustment expense including, without limitation, fees of any Claims Third Party to the extent not based on written or earned Premium and fees of outside counsel consulted in claims negotiations, litigation, arbitrations, settlements or similar actions.
“Net Earned Premium” for any Underwriting Year means Gross Earned Premium written by the Company net of the sum of earned premium ceded under the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement, or, at AUI’s option, as respects any underwriting transaction that does not generate earned Premium or for which earned Premium over a period of twelve months is not a reasonable proxy for cash collected (such as, without limitation, a loss portfolio transfer or an adverse development cover), cash collected on such transaction net of cash ceded under the ARC Quota Share Reinsurance Agreement or the Watford Quota Share Reinsurance Agreement.
“Operating Expenses” for any calendar year means the Company’s general and administrative expenses for such calendar year, to the extent not included in Origination Expenses or Servicing Expenses, including, without limitation, amounts paid for employee compensation and benefits, directors’ fees, travel and entertainment, office operating expenses (including, without limitation, rent, utilities and supplies), information technology costs (including maintenance fees), professional fees for consultants, counsel, auditors and accountants, taxes, liability insurance and first-party insurance premiums, State license fees, amortization and depreciation, subscriptions, bank fees. For the avoidance of doubt, Operating Expenses do not include Fees.
“Other Expense Factor” means for any calendar year 1.00 minus (one-half of the Operating Expenses for such calendar year divided by Gross Earned Premium for all Underwriting Years during such calendar year).
“Paid Loss” for any Underwriting Year as respects any calendar period means Loss actually paid during such calendar period in respect of Covered Business written during such Underwriting Year net of recoveries under All Ceded Reinsurance.
“Profit Commission Percentage” means (i) 96% minus the Adjusted Combined Ratio for such Underwriting Year, multiplied by (ii) 0.50.
“Quarterly Fees” means the Underwriting Fee and Run-Off Fee.
“Retained Percentage” means 1 minus the Ceded Percentage under the Watford Quota Share Reinsurance Agreement.
“Seconded Employee” means any Designated Employee and any employee of ARC seconded to AUI to assist AUI in performing services pursuant to this Agreement.
“Seconded Employee Expenses” for any period of time means the sum for every Seconded Employee of Allocated Costs paid by AUI to ARC in respect of such Seconded Employee for such period of time pursuant to the Employees Leasing Agreement, dated as of October 1, 2015, between AUI and ARC (“Employees Leasing Agreement”). For purposes of clarity, “Allocated Costs” are defined in the Employees Leasing Agreement as A x B x C, where:
A = the Seconded Employee’s annual salary and target bonus;
B = the percentage of such Seconded Employee’s time dedicated to the provision of Insurance Services (as that term is defined in the Employees Leasing Agreement) pursuant to the Employees Leasing Agreement during such period of time; and
C = 1.8.
“Underwriting Year” means a calendar year during the Term or that portion of a calendar year which is included in the Term where the Term incepts and/or terminates during a calendar year.
“UW Float” means, for each Underwriting Year as respects each calendar year, (a) UW Investment Income for the prior calendar year, if any, plus (b) the product of the Annual Premium for such Underwriting Year during such calendar year and the Other Expense Factor, minus (c) the sum of the following amounts attributable to such Underwriting Year (I) that were paid by the Company during such calendar year: (i) Paid Loss; (ii) Run Off Fee net of the ARC Quota Share Reinsurance Agreement; and (iii) Profit Commission; and (II) Acquisition Expenses incurred in respect of Annual Premium earned during such calendar year.
“UW Investment Income” means, for each calendar year as respects each Underwriting Year, (i) the average of the Cumulative UW Float for such calendar year and the Cumulative UW Float for the preceding calendar year multiplied by (ii) the UW Year Investment Rate for such Underwriting Year.

“UW Investment Ratio” for each Underwriting Year shall be equal to the ratio derived by dividing Cumulative UW Investment Income for such Underwriting Year by Double Net Earned Premium for such Underwriting Year from the beginning of such Underwriting Year through the Calculation Date.
“UW Year Investment Rate” means (i) for the first Underwriting Year, the simple average of the 3-year Treasury note rates as at the end of each month of such Underwriting Year and as of the last Business Day of the month preceding such Underwriting Year, and (ii) for each subsequent Underwriting Year, the simple average of the Anticipated Duration Treasury Note Rates as at the end of each month of such Underwriting Year and as of the last Business Day of the month preceding such Underwriting Year. For the avoidance of doubt, as respects any Underwriting Year which is a calendar year, this will be an average of 13 rates, and the UW Year Investment Rate will not change for such Underwriting Year as respects subsequent calendar periods.
“UY Average FX Rate” means, for each Underwriting Year, the simple average of the applicable foreign exchange rate as at the last Business Day of each month of such Underwriting Year and as of the last Business Day of the month preceding such Underwriting Year. For the avoidance of doubt, as respects any Underwriting Year which is a calendar year, this will be an average of 13 rates, and the UY Average FX Rate will not change for such Underwriting Year as respects subsequent calendar periods.
Section 2.    AUI Fees.

(a)
Underwriting Fee. So long as any Covered Business remains in force (including any Renewals thereof (other than Excluded Business) actually written by the Company during the three-year period following the date of termination or expiration of this Agreement as contemplated in clause (a) of the Schedule of Post-Termination Obligations), AUI shall be entitled to receive (by way of deduction from the Claims Account pursuant to Section 2.09(a) of the Agreement) each quarter in respect of all Covered Business an underwriting fee (the “Underwriting Fee”) equal to 3.00% of the product of Gross Earned Premium and (1 minus the weighted average Ceded Percentage under the ARC Quota Share Reinsurance Agreement for such quarter).

(b)
Profit Commission. AUI shall be entitled to receive a profit commission payable as set forth in Section 4(b) below (the “Profit Commission”) for each Underwriting Year in an amount equal to (i) the Profit Commission Percentage for such Underwriting Year multiplied by (ii) Double Net Earned Premium for such Underwriting Year from the beginning of such Underwriting Year through the Calculation Date; provided, however, that if the Adjusted Combined Ratio for an Underwriting Year is equal to or greater than 96%, the Profit Commission Percentage for such Underwriting Year shall be zero; and provided further that the foregoing Profit Commission calculations shall exclude from Covered Business Excluded Business. Notwithstanding the foregoing, the Company and AUI agree to determine the Profit Commission for the Company and the profit commission(s) for any affiliate(s) of the Company that are also domiciled in the United States and for which AUI provides services comparable to those under this Agreement on a consolidated basis for the purposes of calculating a single aggregate profit commission under this Agreement and the comparable agreement(s) of such affiliate(s), and the Company and each such affiliate shall be charged proportionately to what their respective individual profit commissions would have been in the absence of consolidation for the aggregate profit commission so determined.

(c)
Run-Off Fee. Following termination of this Agreement, so long as any Covered Business remains in force, in compensation for post-termination services to be provided by AUI as contemplated in clauses (a) and (c) of the Schedule of Post-Termination Obligations, AUI shall be entitled to receive (by way of deduction from the Claims Account pursuant to Section 2.09(a) of the Agreement) a quarterly run-off fee (the “Run-Off Fee”) equal to .25% of the average of gross unearned Premiums and Loss reserves (including IBNR) for Covered Business in force during such quarter; provided, however, that no Run-Off Fee shall be payable to AUI in the event of a termination subject to clause (b) of the Schedule of Post-Termination Obligations; and provided further, that the Company may, at its option, seek bona fide market quotes for the runoff of the Covered Business in force at termination within 30 Business Days of such termination, which quotes shall include all associated costs (including transition costs), in which case the Run-Off Fee shall be adjusted (up or down) to equal such market quote (the average if more than one quote is obtained).

(d)	Other Fees. A portion of the Investment Manager’s Performance Fee will be shared with AUI to the extent owed pursuant to an agreement among the Investment Manager, AUI and the Company.
Section 3.    Currency. All amounts used to calculate AUI Fees shall be in Dollars, and all AUI Fees shall be paid in Dollars. If Premium and/or Loss amounts from any Covered Business are recorded in a currency other than Dollars, such amounts shall be converted to Dollars at the UY Average FX Rate.
Section 4.    Payment of Fees.

(a)
Quarterly Fees shall be due and payable quarterly in arrears. Within 60 days following the end of each calendar quarter for which Quarterly Fees are owed, AUI shall calculate the Quarterly Fees due for such calendar quarter and deliver a detailed invoice to the Company. The Quarterly Fees may be withdrawn by AUI from the Claims Account as set forth in Section 2.09(a) of the Services Agreement. To the extent the Claims Account is insufficient to pay the Quarterly Fees, the Company shall pay them to AUI from other funds. If Quarterly Fees are owed in connection with Renewals of Covered Business during the three-year period after termination or expiration of this Agreement and if, as contemplated by clause (a)(vi) of the Schedule of Post-Termination Obligations, the Company has retained an alternate service provider to provide services in connection with runoff of the book in force at termination or expiration, the Company shall, or shall cause such alternate service provider to, calculate the Quarterly Fees due for each such calendar quarter, deliver a statement explaining such calculations and pay such amounts to AUI.

(b)
The Profit Commission due for each Underwriting Year shall be calculated annually, earned over four years paid in arrears and thereafter adjusted annually over the ensuing fifteen years, as follows: Within 60 days following the end of each Underwriting Year, AUI shall calculate the Profit Commission due for such Underwriting Year and deliver a detailed invoice to the Company. Profit Commissions shall be due and payable no later than March 15 following the end of each Underwriting Year (or calendar year subsequent to the Term). With respect to each Underwriting Year, the Profit Commission shall be paid as follows: 40% on the first March 15 after the end of such Underwriting Year, 60% on the second March 15 after the end of such Underwriting Year (less the amount paid the preceding year); 80% on the third March 15 after the end of such Underwriting Year (less amounts paid in the preceding years); and 100% on the fourth March 15 after the end of such Underwriting Year (less amounts paid in the preceding years), with adjustments to continue to be made for fifteen years thereafter. If any calculation of Profit Commission determines that AUI was overpaid in prior years, the amount of any such overpayment shall be a deduction from Profit Commissions for other Underwriting Years due from the Company to AUI in the Profit Commission Report. Amounts owed to and from the parties for various Underwriting Years shall be offset against each other, and only the net amount shall be due; provided, however, that if the aggregate balance which otherwise would be due from the Company to AUI as of any March 15 for all Underwriting Years is negative, such amount shall not be due from AUI to the Company at such time, and the relevant experience shall be carried forward as respects determination of future Profit Commissions.
Section 5.    Expenses.
The Applicable Percentage of all out-of-pocket expenses incurred directly in connection with or pursuant to AUI’s performance of services pursuant to, and exercise of its duties under, this Agreement will be paid or reimbursed by the Company from time-to-time (but no less frequently than quarterly), including, without limitation:

(i)
Fees paid to AIGI and ACSI for administrative services pursuant to the Administrative Services Agreements and/or costs incurred by AUI to subcontract and/or delegate, pursuant to Section 12.03 of this Agreement, except for fees owed to Claims Third Parties and Underwriting Third Parties;

(ii)	Seconded Employee Expenses;

(iii)	Fees for industry statistical research and data related to lines of business targeted for the Company;

(iv)	Third-party diligence expenses related to underwriting audit, transactional audits, and claims audits of existing or prospective insurance and reinsurance contracts;

(v)
Fees of outside counsel consulted in the negotiation of Covered Business or Outward Reinsurance, or related to Premium collections, claims negotiations, litigation, arbitrations, settlements or similar actions;

(vi)
Expenses incurred in connection with obtaining legal, tax, financial and accounting advice and the advice of other consultants and experts, and expenses of, or incurred in connection with obtaining, any other third-party service provider, in each case on behalf of the Company but exclusive of Loss Adjustment Expense; and

(vii)	Fees (including, without limitation, of outside counsel) incurred in connection with compliance with legal requirements and corporate formalities.
Section 6.    Allocation.
The fees and charges paid by the Company to AUI shall be allocated by the Company in compliance with SSAP No. 70. In addition, all fees and charges paid by the Company to AUI shall be reasonable in compliance with N.J.S.A.17:27-4A-4.a(1).

EXHIBIT D
Operating Guidelines
In performing the services required hereunder in connection with Covered Business, AUI shall ensure that it and each Designated Employee shall follow in all respects the guidelines set forth below:
1.    At all times no fewer than six (6) persons employed by AUI and responsible for underwriting insurance will be Designated Employees. Designated Employees will carry business cards identifying themselves as employees of the Company. The Company will compensate AUI for the provision of the Designated Employees as provided in the Fee Schedule.

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EXHIBIT E
Designated Employees
Jay Bishop
Jessica Bongiorno
William Bernens
William Cameron
Paul Cucchiara
Tom Hettinger
Peder Moller
Doug Morrison
Gina Pilla
Richard Horrigan
Lisa Mullany
Megan Everett-Hoffman
John Willemsen
Sherry Merber
Dan Shea
Bill Hopkins
Daniel Mintz
Joshua Hackett
Jessica Ruppe

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EXHIBIT F
Business Framework
Foundational Premise. AUI will perform its duties under the Services Agreement in accordance with the same high standard of care and degree of knowledge, skill and judgment that AUI’s Affiliates apply to their insurance and reinsurance business, as applicable.
Targeted Watford Portfolio. Using the same methodology as AUI’s Affiliates use for risks assumed into their portfolios and the same modeling tools as AUI’s Affiliates utilize for their business (“Arch Model”), AUI will endeavor to build a distinct portfolio for the Company of insurance business that has a projected ROE greater than 15% in the aggregate net of the ARC Quota Share Reinsurance Agreement and Outward Reinsurance.* In making such projections, AUI will use required capital consistent with AUI’s Affiliates’ then-current model for rating agency requirements (presently based on Standard & Poor’s) utilizing appropriate assumptions as respects the Watford Expense Factor, the Watford Investment Return Rate and the Company’s then-current rating. Any business to be assumed by the Company shall be subject always to the Underwriting Guidelines.
“Watford Expense Factor” means an estimated factor determined by AUI in its reasonable discretion in respect of the Company’s (i) Origination Expenses and Servicing Expenses, plus (ii) Underwriting Fees. For the First Underwriting Year, the Servicing Expenses shall be estimated to be equal to the Applicable Percentage of 10% of the Gross Written Premium.
“Watford Investment Return Rate” means (i) with respect to Year 1, 4.0%, and (ii) with respect to each subsequent year, a rate to be mutually agreed between the Company and AUI; provided, that such rate shall be determined not later than 60 days prior to the end of the prior calendar year and shall be not less than the average 3-year U.S. treasury security rate for the prior ninety calendar days plus 300 basis points.

•
AUI will decide, in its full discretion, whether to approve authorization of the Company’s entry into any Third-Party Agreement or assumption of any individual risk and the layer and share it deems appropriate to authorize. Any such approval may be subject to authorizations by AUI’s Affiliates for their portfolios; provided, that, to the extent that AUI has recommended a participation for the Company on a risk and such risk comes up for Renewal at any anniversary (Year 2 and beyond), AUI will approve authorization of Renewal of the expiring participation on behalf of the Company as it deems appropriate for the Company, independent of what Arch authorizes for its portfolio.

•	In general, AUI will not recommend or approve authorization of a line for the Company where the client/broker has indicated to AUI that a Company participation will not be taken up.

•
AUI’s Affiliates will continue to underwrite business for their own distinct portfolios in accordance with their own policies, strategies, business plans, etc. Other than with respect to the Company’s Renewals as described above, AUI’s Affiliates may, in their discretion, authorize for themselves up to the full amount of an offered participation notwithstanding that such participation would also be suitable for the Company (“Allocation Protocol”).

*AUI does not guarantee that business recommended to the Company will meet the targeted ROE. Actual ROE likely will deviate from ROE projections (whether positively or negatively), possibly substantially. For the avoidance of doubt, this Business Framework shall not apply to Non-Covered Business and Excepted Business.

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EXHIBIT G
Rating Agencies
A.M. Best Company, Inc.

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EXHIBIT H
Schedule of Post-Termination Obligations

(a)
In the event (A) AUI gives written notice that it will not renew this Agreement under Section 9.01, (B) AUI terminates this Agreement pursuant to Section 9.02(b)(i), (C) the Company terminates this Agreement pursuant to Section 9.02(a)(i), (ii), (iv), (v), (vi) or (vii), or (D) this Agreement is terminated under Section 9.01 as a consequence of termination of the Bermuda Services Agreement, and the termination of the Bermuda Services Agreement is based on a provision thereof corresponding to (A), (B) or (C), then effective upon termination:

(i)
For a one-year period following termination or expiration, neither AUI nor any AUI Affiliate shall compete with the Company for (i.e., solicit or bind) Renewals of any Covered Business in force at termination or expiration of this Agreement; provided, however, that nothing shall prohibit AUI or any AUI Affiliate from soliciting or binding a Renewal of business written by any AUI Affiliate which is in-force at or immediately prior to such termination or expiration; provided further, that after such one-year period, both the Company and AUI or its Affiliates shall be free to compete for Renewals of Covered Business;

(ii)
If any Renewals of Covered Business (other than Renewals of Excluded Business) are actually written by the Company during the three-year period following the date of termination or expiration, the Underwriting Fees set forth in the Fee Schedule shall be due and payable to AUI in respect of such Renewals;

(iii)	the Company and AUI shall be free to compete for Renewals of any Excluded Business and/or Non-Covered Business in force at termination or expiration of this Agreement;

(iv)	AUI will have no further authority hereunder, either directly or indirectly to underwrite any new Covered Business on behalf of the Company or to renew any Covered Business on behalf of the Company;

(v)
any employees or officers leased to the Company shall be terminated by the Company, and any such officers of the Company shall cease to be officers of the Company, as of the termination or expiration date;

(vi)
during the three-year period following the date of termination, the Company shall not directly or indirectly solicit or hire any former leased underwriters or dual officers or any other underwriters of AUI or any AUI Affiliate;

(vii)
AUI shall continue to provide the services set forth herein with respect to Covered Business (for the avoidance of doubt, other than any Non-Covered Business), Outward Reinsurance, the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement in force at termination or expiration of this Agreement until all such Covered Business has expired and all losses in connection therewith have been settled or commuted and shall have the option to terminate any Covered Business on a runoff or cutoff basis or to commute such Covered Business in accordance with the terms of such Covered Business or in agreement with the counterparties thereto; provided, however, that if the Company terminates this Agreement pursuant to Section 9.02(a)(i), the Company shall retain an alternate service provider to provide such services in connection with the runoff of the book in force

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at termination or expiration (such alternate service provider to be subject to the approval of AUI not to be unreasonably withheld); and

(viii)
any Fees and expenses due under this Agreement prior to termination or accruing after the termination shall continue to be payable in accordance with the Fee Schedule as respects services rendered by AUI prior to termination; provided, however, that if the Company terminates this Agreement pursuant to Section 9.02(a)(i), AUI shall not be entitled to receive any Run Off Fees.

(b)
In the event (A) the Company terminates this Agreement pursuant to Section 9.02(a)(iii), or (B) this Agreement is terminated under Section 9.01 as a consequence of termination of the Bermuda Services Agreement, and the termination of the Bermuda Services Agreement is based on Section 9.02(a)(iii) thereof, then effective upon termination:

(i)
For a one-year period following termination or expiration, neither AUI nor any AUI Affiliate shall compete with the Company for (i.e., solicit or bind) Renewals of any Covered Business in force at termination or expiration of this Agreement; provided, however, that nothing shall prohibit AUI or any AUI Affiliate from soliciting or binding a Renewal of business written by any AUI Affiliate which is in-force at or immediately prior to such termination or expiration; provided further, that after such one-year period, both the Company and AUI or its Affiliates shall be free to compete for Renewals of Covered Business;

(ii)	the Company and AUI shall be free to compete for Renewals of any Excluded Business and/or Non-Covered Business in force at termination or expiration of this Agreement;

(iii)
AUI will have no further authority hereunder, either directly or indirectly to underwrite any new Covered Business or renew any Covered Business on behalf of the Company or to provide any other services in respect of the Covered Business, the Outward Reinsurance, the ARC Quota Share Reinsurance Agreement or the Watford Quota Share Reinsurance Agreement;

(iv)
any employees or officers leased to the Company shall be terminated by the Company, and any such officers of the Company shall cease to be officers of the Company, as of the termination or expiration date;

(v)
during the three-year period following the date of termination, the Company shall not directly or indirectly solicit or hire any former leased underwriters or dual officers or any other underwriters of AUI or any AUI Affiliate; and

(vi)
any Fees and expenses due under this Agreement prior to termination or accruing after the termination shall continue to be payable in accordance with the Fee Schedule as respects services rendered by AUI prior to termination.

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(c)
In the event (A) the Company gives written notice that it will not renew this Agreement pursuant to Section 9.01, (B) AUI terminates this Agreement pursuant to Section 9.02(b)(ii), (iii), (iv) or (v), or (C) this Agreement is terminated under Section 9.01 as a consequence of termination of the Bermuda Services Agreement, and the termination of the Bermuda Services Agreement is based on a provision thereof corresponding to (A) or (B), then effective upon termination:

(i)	AUI will have no further authority hereunder, either directly or indirectly to underwrite any new Covered Business or renew any Covered Business on behalf of the Company;

(ii)	the Company and AUI shall be free to compete for Renewals of any Excluded Business and/or Non-Covered Business in force at termination or expiration of this Agreement;

(iii)
any employees or officers leased to the Company shall be terminated by the Company, and any such officers of the Company shall cease to be officers of the Company, as of the termination or expiration date;

(iv)
during the three-year period following the date of termination or expiration, the Company shall not solicit or bind any Renewals of Covered Business (other than any Excluded Business) in-force at termination or expiration of this Agreement and shall not otherwise compete for business formerly produced through AUI (other than any Excluded Business);

(v)
AUI shall continue to provide the services set forth herein with respect to Covered Business (for the avoidance of doubt, other than any Non-Covered Business), Outward Reinsurance, the ARC Quota Share Reinsurance Agreement and the Watford Quota Share Reinsurance Agreement in force at termination or expiration of this Agreement until all such Covered Business has expired and all losses in connection therewith have been settled or commuted and shall have the option to terminate any Covered Business on a runoff or cutoff basis or to commute such Covered Business in accordance with the terms of such Covered Business or in agreement with the counterparties thereto; provided, however, that if AUI terminates this Agreement pursuant to Section 9.02(b)(iv), the Company may not thereafter withdraw any funds from the Claims Account for deposit into the Investment Account or Investment Grade Account until all Covered Business has expired and all losses in connection therewith are settled or commuted and all Fees and expenses due to AUI under this Agreement have been received by AUI in full;

(vi)
any Fees and expenses due under this Agreement prior to termination or expiration or accruing after the termination or expiration shall continue to be payable in accordance with the Fee Schedule as respects services rendered by AUI prior or subsequent to termination or expiration; provided, however, that if AUI terminates this Agreement pursuant to Section 9.02(b)(iv), the Company may not thereafter withdraw any funds from the Claims Account for deposit into the Investment Account or Investment Grade Account until all Covered Business has expired and all losses in connection therewith have been settled or commuted and all Fees and expenses due to AUI under this Agreement have been received by AUI in full; and

(vii)
during the three-year period following the date of termination or expiration, the Company shall not directly or indirectly solicit or hire any Designated Employees or any other employees of AUI or any AUI Affiliate.

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